Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

LandBridge Company LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A shares representing limited liability company interests	Rule 457(a)	16,675,000	$22.00	$366,850,000.00	0.00014760	$54,147.06

Fees Previously Paid	Equity	Class A shares representing limited liability company interests	Rule 457(o)	—	—	$100,000,000.00	0.00014760	$14,760.00

	Total Offering Amounts					$366,850,000.00		$54,147.06

	Total Fees Previously Paid					$0.00		$14,760.00

	Total Fee Offsets					$0.00		—

	Net Fee Due							$39,387.06

(1)	Includes Class A shares representing limited liability company interests (“Class A shares”) issuable upon exercise of the underwriters’ option to purchase additional Class A shares, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.